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Form 4

                    U. S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

        Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of
           1935 or Section 30(h) of the Investment Company Act of 1940

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

================================================================================
1. Name and Address of Reporting Person.*

   John Hancock Financial Services, Inc.
--------------------------------------------------------------------------------
   (Last)               (First)                 (Middle)

   P. O. Box 111
--------------------------------------------------------------------------------
                       (Street)

   Boston, MA 02117
--------------------------------------------------------------------------------
   (City)               (State)                 (Zip)


================================================================================
2. Issuer Name and Ticker or Trading Symbol

   Steinway Musical Instruments, Inc. ("LVB")
================================================================================
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

   04-348-3032
================================================================================
4. Statement for Month/Day/Year

   November 6, 2002
   November 7, 2002

================================================================================
5. If Amendment, Date of Original (Month/Day/Year)


================================================================================
6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   |_|   Director                             |X|   10% Owner
   |_|   Officer (give title below)           |_|   Other (specify below)

================================================================================
7. Individual or Joint/Group Filing (Check Applicable Line)

   |_|   Form filed by One Reporting Person
   |X|   Form filed by More than One Reporting Person

================================================================================

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                              or Beneficially Owned
================================================================================

                                                                                            5.
                                                                                            Amount of       6.
                                                             4.                             Securities      Owner-
                                     2A.                     Securities Acquired (A)        Beneficially    ship
                                     Deemed     3.           or Disposed of (D)             Owned           Form:      7.
                                     Execution  Transaction  (Instr. 3, 4 and 5)            Following       Direct     Nature of
                   2.                Date, if   Code         ----------------------------   Reported        (D) or     Indirect
1.                 Transaction       any        (Instr. 8)                   (A)            Transaction(s)  Indirect   Beneficial
Title of Security  Date              (Month/    ------------     Amount      or     Price   (Instr. 3       (I)        Ownership
(Instr. 3)         (Month/Day/Year)  Day/Year)   Code     V                  (D)            and 4)          (Instr. 4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock       11/06/02                       S              500          D    $19.00                             By JHLICO (a)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock       11/07/02                       S              400          D    $19.00                             By JHLICO (a)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock       11/07/02                       S              200          D    $19.05      I          1,499,353   By JHLICO (a)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities benefically owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
4(b)(v).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                                                 (Over)
                                                                 SEC 1474 (9-02)

 Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                         9.
                                                                                                         Number
                                                                                                         of        10.
                                                                                                         Deriv-    Owner-
            2.                                                                                           ative     ship
            Conver-                           5.                              7.                         Secur-    Form of   11.
            sion                              Number of                       Title and Amount           ities     Deriv-    Nature
            or               3A.              Derivative    6.                of Underlying     8.       Bene-     ative     of
            Exer-            Deemed  4.       Securities    Date              Securities        Price    ficially  Secu-     In-
            cise    3.       Exe-    Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       Owned     rity:     direct
            Price   Trans-   cution  action   or Disposed   Expiration Date   ----------------  Deriv-   Following Direct    Bene-
1.          of      action   Date,   Code     of (D)        (Month/Day/Year)            Amount  ative    Reported  (D) or    ficial
Title of    Deriv-  Date     if any  (Instr.  (Instr. 3,    ----------------            or      Secur-   Trans-    Indirect  Owner-
Derivative  ative   (Month/  (Month/ 8)       4 and 5)      Date     Expira-            Number  ity      action(s) (I)       ship
Security    Secur-  Day/     Day/    -------  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.   (Instr.
(Instr. 3)  ity     Year)    Year)   Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)        4)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

(a) John Hancock Life Insurance Company ("JHLICO") is a direct, wholly-owned subsidiary of John Hancock Financial Services, Inc. ("JHFS"). JHFS may be deemed the indirect beneficial owner of securities beneficially owned by JHLICO.

/s/James E. Collins                                       November 8, 2002
------------------------------------------------------    ----------------------
** James E. Collins                                                Date
   Vice President and Corporate Secretary

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                             Joint Filer Information
                             -----------------------

Issuer Name and Trading Symbol: Steinway Musical Instruments, Inc. ("LVB")

Statement for:                  November 6, 2002
                                November 7, 2002

Designated Reporter: John Hancock Financial Services, Inc.


1.    Name and address of Reporting Person:
      ------------------------------------

      John Hancock Life Insurance Company
      200 Clarendon Street
      Boston, MA 02117

      IRS Number: 04-1414660
      ----------

      By: /s/Roger G. Nastou
          -------------------------------------
          Roger G. Nastou
          Vice President